UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019

GREY CLOAK TECH INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-202542 (Commission File Number)	47-2594704 (I.R.S. Employer Identification No.)

10300 W. Charleston Las Vegas, NV 89135 (Address of principal executive offices) (zip code)

(702) 201-6450 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Convertible Notes

On October 3, 2019, we received the last of three (3) signed convertible notes issued to Jay W. Decker, a related party, each with a different effective date. The table below shows the effective date of each note, the amount of the note, the interest rate, the maturity date and the purchaser of the note:

Date	Amount	Interest Rate	Maturity Date	Purchaser
6/27/2019	$105,000	8%	6/27/2020	Jay W. Decker
8/27/2019	$225,000	8%	8/27/2020	Jay W. Decker
9/20/2019	$45,000	8%	9/20/2020	Jay W. Decker

Total	$375,000

Each note bears interest at the rate indicated and is due on the maturity date given above. Conversion of the notes is not allowed to the extent the conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of our outstanding shares of common stock. The conversion price of the notes is $0.03 per share.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sale of Equity Securities.

The disclosure in Item 1.01 above is incorporated herein by reference.

The convertible notes were offered and sold in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D. The investors have represented that each is an accredited investor, as defined in Regulation D, and has acquired the convertible notes for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The convertible notes were not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grey Cloak Tech Inc.

Dated: October 4, 2019	/s/ William Bossung
By: William Bossung
Its: Chief Financial Officer and Secretary